Exhibit 3.2

Amendments of October 25, 2013 to the Third Amended and Restated

Bylaws of Arkansas Best Corporation

Revised Section 2.13(a) of Article II

Section 2.13. Business to be Brought Before Annual or Special Meetings.  All matters, including, without limitation, nominations of directors, to be considered and brought before any annual or special meeting of stockholders, whether or not such matter is to be, or has been, included in the corporation’s proxy statement prepared pursuant to the federal securities laws, including the proxy rules set forth in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be properly brought before any such meeting only if in compliance with the procedures set forth in this Section 2.13.

(a)                                 Annual Meetings of Stockholders.

(i)                                     At an annual meeting of the stockholders, only such business shall be conducted, or nominations of persons for election to the Board made, as shall have been properly brought before the meeting (x) pursuant to the corporation’s notice of meeting, (y) by or at the direction of a majority of the members of the Board of Directors, or (z) by any stockholder who (i) is a stockholder of record at the time of giving of notice provided for in this Bylaw and at the time of the annual meeting, (ii) is entitled to vote at such meeting, and (iii) complies with the notice procedures set forth in this Section 2.13 as to such business or nomination; the foregoing clause (z) shall be the exclusive means for a stockholder to make nominations or submit other business before an annual meeting of stockholders.

(ii)                                  For any nominations or any other business to be properly brought before an annual meeting by a stockholder pursuant to clause (z) of Section 2.13(a)(i), the stockholder must have given timely notice thereof in writing to the Secretary of the corporation at the corporation’s principal executive offices and such other business must otherwise be a proper matter for stockholder action.  To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the corporation not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date of the preceding year’s annual meeting, notice by the stockholder to be timely must be received not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 100th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by the corporation.  In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

To be in proper form, a stockholder’s notice (whether given pursuant to Section 2.13(a)(i) or pursuant to Section 2.13(b)) to the Secretary must:

(A)                               set forth, as to the stockholder giving the notice and each Stockholder Associated Person (i) the name and address of such stockholder, as they appear on the corporation’s books, and of each Stockholder Associated Person, and the business address and telephone number of such stockholder and of each Stockholder Associated Person, (ii) (A) the class or series and number of shares of the corporation which are, directly or indirectly, owned beneficially and of record by such stockholder or by any Stockholder Associated Person, (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the corporation or with a value derived in whole or in part from the value of any class or series of shares of the corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the corporation or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder or by any Stockholder Associated Person and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the corporation of such stockholder or any Stockholder Associated Person, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder or any Stockholder Associated Person has a right to vote any shares of any security of the corporation, (D) any short interest in any security of the corporation (for purposes of this Bylaw a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security) of such stockholder or any Stockholder Associated Person, (E) any rights to dividends on the shares of the corporation owned beneficially by such stockholder or any Stockholder Associated Person that are separated or separable from the underlying shares of the corporation, (F) any proportionate interest in shares of the corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or any Stockholder Associated Person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (G) any performance-related fees (other than an asset-based fee) that such stockholder or any Stockholder Associated Person is entitled to based on any increase or decrease in the value of shares of the corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such stockholder’s or any Stockholder Associated Person’s immediate family sharing the same household (which information shall be supplemented by such stockholder or Stockholder Associated Person not later than 10 days after the record date for the meeting to disclose such ownership as of the record date), and (iii) any other information relating to such stockholder or any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

(B)                               if the notice relates to any business other than a nomination of a director or directors that the stockholder proposes to bring before the meeting, set forth (i) a brief description of the business desired to be brought before the meeting, including the exact text of any proposal to be presented for adoption, the reasons for conducting such business at the meeting and any material interest of such stockholder or of any Stockholder Associated Person in such business and (ii) a description of all agreements, arrangements and understandings between such stockholder and each Stockholder Associated Person and any other person or persons (including their names) in connection with the proposal of such business by such stockholder;

(C)                               set forth, as to each person, if any, whom the stockholder proposes to nominate for election or reelection to the Board of Directors (i) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (ii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and each Stockholder Associated Person, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all biographical and related party transaction and other information that would be required to be disclosed pursuant to the federal and state securities laws as if the stockholder making the nomination and any Stockholder Associated Person were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and

(D)                               with respect to each nominee for election or reelection to the Board of Directors, include a completed and signed questionnaire, representation and agreement required by Section 2.13(d).

“Stockholder Associated Person” of any stockholder means (1) any beneficial owner of shares of stock of the corporation on whose behalf any proposal or nomination is made by such stockholder; (2) any affiliates or associates of such stockholder or any beneficial owner described in clause (1); and (3) each other person with whom any of the persons described in the foregoing clauses (1) and (2) either is acting in concert with respect to the corporation or has any agreement, arrangement or understanding (whether written or oral) for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy given to such person in response to a public proxy solicitation made generally by such person to all stockholders entitled to vote at any meeting) or disposing of any capital stock of the corporation or to cooperate in obtaining, changing or influencing the control of the corporation (except independent financial, legal and other advisors acting in the ordinary course of their respective businesses).

The corporation may require any proposed nominee to furnish such other information as may reasonably be required by the corporation (a) to determine the eligibility of such proposed nominee to serve as a director of the corporation, including with respect to qualifications established by any committee of the Board, (b) to determine whether such nominee qualifies as an “independent director” or “audit committee financial expert” under applicable law, securities exchange rule or regulation, or any publicly-disclosed corporate governance guideline or committee charter of the corporation, and (c) that could be material to a reasonable stockholder’s understanding of the independence and qualifications, or lack thereof, of such nominee.

(iii)                               Notwithstanding anything in the second sentence of Section 2.13(a)(ii) to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement by the corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by Section 2.13 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the corporation’s principal executive offices not later than the close of business on the 10th day following the day on which such public announcement is first made by the corporation.

New Section

ARTICLE X

FORUM FOR ADJUDICATION OF DISPUTES

Unless the corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim against the corporation or any director or officer or other employee of the corporation arising pursuant to any provision of the Delaware General Corporation Law or the corporation’s Certificate of Incorporation or Bylaws (as either may be amended from time to time), or (iv) any action asserting a claim against the corporation or any director or officer or other employee of the corporation governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware or, if the Court of Chancery does not have jurisdiction, a state court located within the State of Delaware or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware.